SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2007

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification Number

001-32206	GREAT PLAINS ENERGY INCORPORATED	43-1916803
(A Missouri Corporation)
1201 Walnut Street
Kansas City, Missouri 64106
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Credit Agreement
On October 3, 2007, Strategic Energy, L.L.C. (“Strategic Energy”), a subsidiary of Great Plains Energy Incorporated (“Great Plains Energy”), entered into a Credit Agreement with PNC Bank, National Association, as Administrative Agent, Fifth Third Bank and The Huntington National Bank, dated as of October 3, 2007 (“Credit Agreement”).

The Credit Agreement is a revolving credit facility, with a term ending October 1, 2010, providing for loans and letters of credit not exceeding an aggregate of the lesser of $50 million or the Borrowing Base, at any one time.  The Borrowing Base is generally 85% of Strategic Energy’s retail accounts receivables plus the amount of a Great Plains Energy guaranty (which is discussed below).  The Credit Agreement provides for interest rates on loans to be based at Strategic Energy’s election either on a Base Rate or a LIBOR Rate (as those terms are defined in the Credit Agreement), in each case plus an amount based on excess of the Borrowing Base over the aggregate amount of loans and letters of credit outstanding under the Credit Agreement. The Base Rate is calculated each day and is the higher of the prime rate and the federal funds open rate plus 0.5%.  The LIBOR Rate is based on London interbank offered rates for the applicable period, adjusted for reserve requirements.  LIBOR Rate borrowings may be made for terms of one, two, three or six months.  Advances may be repaid at any time.  All outstanding advances are due and payable at the expiration of the term of the Credit Agreement.  Strategic Energy’s ability to borrow is not affected by the existence of a material adverse change, except to the extent such material adverse change is related to compliance with laws and orders, contract breaches or defaults, litigation or environmental matters.

The Credit Agreement contains representations and affirmative, negative and financial covenants generally customary for such an arrangement, including, without limitation, limits on the incurrence of liens, dispositions of assets, investments and distributions.  Among other things, Strategic Energy is required to maintain, as of the end of each quarter, a minimum fixed charge coverage ratio of at least 1.05 to 1.0 and a minimum EBITDA (as those terms are defined in the Credit Agreement) of $15 million through March 31, 2008 and thereafter increasing to $17.5 million (through September 30, 2008), $20 million (through March 31, 2009) and $22.5 million.  Strategic Energy is permitted to make distributions to its parent so long as after giving effect to the distributions, Strategic Energy is in compliance with the minimum fixed charge coverage ratio and minimum EBITDA.

The Credit Agreement also contains customary events of default including, without limitation, payment defaults, material inaccuracy of representations and warranties, covenant defaults, indebtedness cross-defaults, defaults in the Receivables Facility (discussed below), certain bankruptcy and insolvency events, Great Plains Energy ceasing to own (directly or indirectly) at least 51% of the equity interest in Strategic Energy, and certain ERISA events.  Upon a default caused by certain events of bankruptcy and insolvency, the obligations of the lenders to make advances or issue letters of credit automatically cease, and all outstanding advances and letters of credit obligations are immediately payable.  Upon other defaults, lenders in the aggregate having at least 75% of the aggregate commitment may declare all outstanding advances to be due and require Strategic Energy to deposit cash equal to the amount of outstanding letters of credit.

In connection with the Credit Agreement, Great Plains Energy issued a guaranty in favor of the lenders in the initial amount of $12.5 million.  The guaranty may be increased to a maximum of $27.5 million to increase the Borrowing Base or to cure a default of the minimum fixed charge coverage ratio.  If Great Plains Energy’s senior unsecured debt ceases to be rated at least Baa3 by Moody’s Investors Service or at least BBB- by Standard & Poor’s Ratings Group, Great Plains Energy would not be able to increase the guaranty amount and would be required to provide a letter of credit to the lenders for the current amount of the guaranty.

Receivables Facility
On October 3, 2007, Strategic Energy and Strategic Receivables, LLC (SR), a wholly-owned subsidiary of Strategic Energy, entered into a Purchase and Sale Agreement (PSA) dated as of October 3, 2007.  Also on October 3, 2007, Strategic Energy, SR, Market Street Funding LLC (Market Street), Fifth Third Bank and PNC Bank, National Association entered into a Receivables Purchase Agreement (RPA) dated as of October 3, 2007.  The PSA and the RPA are collectively referred to as the “Receivables Facility”.

Under the PSA, Strategic Energy sold all of its retail accounts receivable existing on the date of the PSA, and agreed to sell its subsequently created retail accounts receivable, to SR at a price equal to the amount of the accounts receivable less a discount based on the prime rate and days’ sales outstanding (as defined in the RPA).  The purchase price is paid by SR by remitting the net proceeds it receives from selling the accounts receivable under the RPA and by a subordinated note for the balance of the purchase price.  The subordinated note carries an interest rate based on thirty-day commercial paper.  SR may also, upon Strategic Energy’s request, cause letters of credit to be issued to Strategic Energy (or to a party designated by Strategic Energy) under the RPA, with the amount of such letters of credit being credited against the purchase price.

Under the RPA, SR sells undivided percentage ownership interests in the accounts receivable and related rights to Market Street and Fifth Third Bank ratably based on each purchaser’s commitments.  Market Street’s and Fifth Third Bank’s obligations to purchase accounts receivable are limited to a maximum of $112.5 million and $62.5 million, respectively, reduced proportionately by the aggregate amount of letters of credit issued pursuant to the RPA.  Market Street and Fifth Third Bank have been granted security interests in the accounts receivable and related collections.  Strategic Energy acts as the servicer for the accounts receivable and, subject to the terms of the RPA, so long as certain conditions precedent are satisfied, collections are automatically used to make additional purchases of accounts receivable by Market Street and Fifth Third Bank, up to the applicable commitment amounts as may be reduced by outstanding letters of credit.  Collections not used for this purpose are retained by SR, which uses such retained collections to pay its expenses and amounts owed under the subordinated note to Strategic Energy.  Strategic Energy is paid a servicing fee of 1.0% per annum times the daily aggregate outstanding balance of receivables.  Strategic Energy also provides ancillary services to SR at cost.

The Receivables Facility is structured as a true sale of Strategic Energy’s accounts receivable, and the purchasers under the RPA and creditors of SR are entitled to be satisfied out of the assets of SR.  Neither Great Plains Energy nor Strategic Energy has any direct or contingent liability under the Agreements for the obligations of SR.  Similarly, SR has no direct, indirect or contingent liability for the obligations of Strategic Energy under the Credit Agreement.

The Receivables Facility contains representations and affirmative, negative and financial covenants customary for such arrangements.  The Receivables Facility terminates on October 1, 2010, and is also subject to termination upon the occurrence of certain events, including but not limited to: breaches of representations, warranties and covenants; failure of Strategic Energy or SR to make required payments; certain bankruptcy or insolvency events; failure to maintain delinquency, default or days’ sales outstanding measures below established limits; default on other indebtedness aggregating more than $7.5 million; the occurrence of certain ERISA events; failure of the security interests in the accounts receivable to constitute a perfected, first priority security interest; the amounts purchased by Market Street and Fifth Third Bank plus unreimbursed draws under letters of credit exceed the outstanding balance of accounts receivable; or the termination of the commitments of the liquidity providers to the accounts receivable purchasers .  Upon termination of the Receivables Facility, the obligations to purchase accounts receivable and issue letters of credit shall cease, and collections of the sold receivables will be used to reduce the purchasers’ outstanding investments and pay other obligations owed under the RPA before any such collections may be released to SR.

Approximately $49.8 million in aggregate amount of letters of credit were transferred to the RPA from the terminated agreement described in Item 1.02, below.  PNC Bank, Fifth Third Bank and The Huntington National Bank were lenders under the terminated agreement.

Item 1.02	Termination of a Material Definitive Agreement

In connection with the establishment of the Credit Agreement and Receivables Facility described in Item 1.01, an Amended and Restated Credit Agreement dated as of July 2, 2004, among Strategic Energy, LaSalle Bank National Association, PNC Bank, National Association, Citizens Bank of Pennsylvania, National City Bank (as successor to Provident Bank), Fifth Third Bank and The Huntington National Bank (as successor to Sky Bank) was terminated as of October 3, 2007.  This agreement was a revolving credit facility with a term ending June 29, 2009, providing for loans and letters of credit not exceeding an aggregate of $135 million at any one time.  Great Plains Energy issued a limited guaranty, dated as of July 2, 2004, and amended as of October 2, 2006, in favor of the lenders for $12.5 million, which was terminated in connection with the termination of the Amended and Restated Credit Agreement.  The letters of credit outstanding under this agreement, aggregating approximately $49.8 million at the time of termination, were transferred to the RPA.

PNC Bank, Fifth Third Bank and The Huntington National Bank are participants in the Credit Agreement and Receivables Facility described in Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01, above, is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ENERGY INCORPORATED

/s/ Terry Bassham
Terry Bassham
Executive Vice President- Finance & Strategic Development and Chief Financial Officer

Date: October 9, 2007